EXHIBIT 99.1
Letter To Our Stockholders
Fiscal 2008 was our first full year since the beginning of our transition toward a value-driven, oral diagnostic and soft tissue management company, with a vertically integrated sales and marketing organization. It was a year in which we successfully executed our plan to focus on growing the business, reducing costs through restructuring and reorganizing and obtaining a positive adjusted EBITDA for the fourth quarter. Additionally, we were successful in attaining the regulatory approvals necessary to launch ViziLite® Plus in major international markets.
Financial Highlights
For the fiscal year ended July 31, 2008, net revenues climbed 57% to $45.1 million compared with $28.8 million in fiscal 2007. Gross profit grew to $27.7 million, or 62% of net revenues, from $16.9 million, or 59% of net revenues, for the prior year. Loss from continuing operations improved to $16.1 million, or $1.80 per share, from $19.1 million, or $2.37 per share, for fiscal 2007. Importantly, the company made strides in narrowing its loss from continuing operations in each successive quarter of fiscal 2008.
We continue to explore all available avenues that will allow us to obtain the cash necessary to grow our business. At October 31, 2008, the company had cash, cash equivalents and marketable securities of approximately $3.0 million.
Cost Reductions
The improvements to our financial results were the result of profit enhancement initiatives as well as a number of major expense reduction measures implemented in the second half of the year. The combined effect of these efforts helped us exceed the Defined EBITDA debt covenant requirement under the company’s senior secured convertible debt, and is no longer required.

A few of the initiatives that led to this performance included:
▪	The hiring of the targeted level of sales representatives and the completion of their training across the full portfolio of the company’s products;

▪	Implementation of select price increases, as well as programs that reduced our cost of goods sold;

▪	Reduction of headcount in the non-selling workforce by more than 10 percent, temporary reduction of the salaries of certain senior managers and the suspension of other employee benefits; and

▪	The elimination, reduction or deferral of non-critical programs.
These initiatives proved to be effective in meeting the Defined EBITDA debt covenant during the fourth quarter of fiscal 2008. However, we do not expect some of these initiatives, such as reducing or deferring salaries, benefits and other operating costs, to be sustainable into future periods.
We also made progress in several operational areas, including the implementation of programs for more efficient accounts receivable collections and the maintenance of lower inventory levels.
ViziLite Plus, Our Oral Cancer Screening Product
As with any cancer, early detection is the key to better outcomes. ViziLite Plus, our flagship product, enhances the standard of care for dental professionals by enabling the detection of oral abnormalities before they progress to cancer. During fiscal 2008, we grew sales of ViziLite Plus to $13.7 million, an increase of 107% over fiscal 2007.
Oral cancer is a global health problem, with more than 400,000 cases diagnosed annually. This past year, we made progress making ViziLite Plus available internationally. We commenced marketing it in Canada in November 2007 and the United Kingdom and Ireland in May 2008. And since July, we have selected marketing partners for the product in Belarus, Cyprus, France, Germany, Greece, Portugal, Russia and Spain. The combined population in overseas markets is approximately 400 million.

We expect to expand the international market opportunity for ViziLite Plus and are in the process of identifying other distributors.
Management and Board
Guiding the company with a talented and diverse board of directors has been top priority. Last month, Wade F. Brooksby was elected to the company’s Board of Directors and will serve on the audit committee. The appointment increases the board to six members, five of whom are non-employee directors. Brooksby adds extensive operating experience gained as a senior financial executive for several companies in a variety of industries.
Earlier in the year, I was named chief executive officer in addition to my role as chairman of the board of directors. I have confidence in Zila’s underlying business and look forward to working to increase shareholder value.
Looking Ahead
Our goals are to expand the market opportunity for our products and build a sustainable and growing enterprise. Given rising healthcare costs and a challenging economy, we believe patients will pay attention to their preventive oral health to avert the high costs associated with treatment of disease. We are working with dental practices to put in place oral care protocols for oral cancer screening and periodontal disease – diseases that impact every adult patient.
On behalf of the Board and management, I express deep appreciation for the continued support of our shareholders, as well as for the hard work, sacrifice and dedication of our employees. Sincerely,
/s/ David R. Bethune
David R. Bethune
Chairman and Chief Executive Officer
November 10, 2008